EXHIBIT 99.1

Investor:	Media:	Company:
Doug Sherk	Jennifer Saunders	Jim Klingler, CFO
dsherk@evcgroup.com	jsaunders@evcgroup.com	IR@nasmedical.com
or	(646) 277-8720	(818) 734-8600
Jennifer Beugelmans
jbeugelmans@evcgroup.com
(415) 896-6820

NORTH AMERICAN SCIENTIFIC REPORTS THIRD QUARTER RESULTS

Breast Brachytherapy Products On Track For November Introduction at ASTRO

Chatsworth, CA - September 7, 2006— North American Scientific, Inc. (Nasdaq: NASI) today announced financial results for its third fiscal quarter of 2006 ended July 31, 2006. For the third quarter of fiscal 2006, the Company reported revenues of approximately $7.1 million, and a net loss of $4.6 million, or $0.19 per share.

“We have continued to execute our long-term strategy to bring new innovative products to the market, to expand our total addressable market, and to increase the end-market opportunities for our existing products,” said L. Michael Cutrer, president and chief executive officer of North American Scientific, Inc. “During the first nine months of fiscal 2006, we have continued to build upon a plan that we believe will lead to sustainable revenue growth in the future. We initiated our breast brachytherapy program and positioned the Company to enter into a market opportunity estimated at $500 million. We believe that our unique designs, which will provide for either high dose rate or low dose rate therapy, will become an important treatment option for this market. We remain on track to introduce both products at the 48th annual American Society of Therapeutic Radiology and Oncology (ASTRO) meeting in November.”

“In addition, we have received FDA approval for nomosSTAT™ our new serial tomotherapy treatment system,” continued Mr. Cutrer. “While we are disappointed in the third quarter decline in IMRT/IGRT revenue, we remain encouraged by the interest expressed from the market for nomosSTAT™. Since the approval in late July 2006, we have received our first order for nomosSTAT and anticipate installation next month. We believe that our recent new product introductions, approvals and strategic alliances are enabling us to establish a stronger platform to support future revenue growth.”

Third Quarter Financial Results

For the third quarter of fiscal 2006, the Company reported revenues of approximately $7.1 million compared with revenues of $8.1 million for the third quarter of 2005. The decrease from the prior year was due to reduced product and service revenues from sales of IMRT/IGRT (Intensity Modulated Radiation Therapy and Image Guided Radiation Therapy) products, partially offset by an increase in Radiation Sources revenues.

“We are encouraged by our continued growth in our Radiation Sources business. This is the fourth consecutive quarter of year-over-year sales growth for that business segment. Revenues grew 4% in the fiscal third quarter and 3% during the first nine months of fiscal 2006,” continued Mr. Cutrer. “We believe our agreement with Novation, LLC to offer our Prospera brachytherapy sources to its member hospitals as well as providing other specialized services to the market through our SurTRAK™ line of products will provide future growth in this area.”

Revenues by operating segment in the third quarter of 2006 included $3.9 million of IMRT/IGRT products and services, and $3.2 million from Radiation Sources (brachytherapy and other radioisotope-based products). Radiation Sources revenues in the third quarter of fiscal 2006 increased 4% from the third quarter of fiscal 2005. IMRT/IGRT revenues in the third quarter of fiscal 2006 decreased 21% from the third quarter of fiscal 2005, partially due, we believe, to the delay in regulatory approval of nomosSTAT™.

The net loss for the third quarter of 2006 was $4.6 million, or $0.19 per share, compared with the net loss for the third quarter of 2005 of $3.3 million, or $0.20 per share. The $1.3 million increase in the net loss was primarily due to: a decrease in gross profit of $0.9 million resulting from lower IMRT/IGRT product and service revenue, $1.0 million in legal fees related to litigation, $0.3 million resulting from stock compensation expense as a result of the implementation of Statement of Financial Accounting Standards 123 (R) at the beginning of fiscal year 2006, and an increase in interest expense of $0.1 million due to increased debt financing, partially offset by a reduction in operating expenses of $1.0 million resulting from cost reductions.

At July 31, 2006, the Company’s cash and marketable securities totaled $14.4 million, an increase of $10.8 million from $3.6 million at the end of fiscal year 2005. The Company had no debt outstanding on its bank lines of credit at July 31, 2006.

Nine Months Financial Results

For the first nine months of fiscal 2006, the Company reported revenues of approximately $22.7 million compared with revenues of $25.4 million reported for the first nine months of fiscal 2005, primarily due to reduced IMRT/IGRT product and service revenue.

Revenues by operating segment in the first nine months of 2006 included $13.4 million of IMRT/IGRT products and services, and $9.2 million from Radiation Sources (brachytherapy and other radioisotope-based products). Radiation Sources revenues in the first nine months of fiscal 2006 increased 3% from the first nine months of fiscal 2005. IMRT/IGRT revenues in the first nine months of fiscal 2006 decreased 18% from the first nine months of fiscal 2005 due to declines in product and services revenue.

The net loss for the first nine months of 2006 was $11.0 million, or $0.57 per share compared with the net loss for the first nine months of fiscal 2005 of $10.9 million, or $0.66 per share. The $0.1 million increase in the net loss was primarily due to: a decrease in gross profit of $1.7 million resulting from lower IMRT/IGRT product and service revenue, $1.0 million in legal fees related to litigation, $0.7 million in stock compensation expense as a result of the implementation of Statement of Financial Accounting Standards 123 (R) at the beginning of fiscal year 2006, and an increase in interest expense of $0.3 million due to increased debt financing, partially offset by $3.6 million reduction in operating expenses resulting from cost reductions.

Conference Call Today

A live webcast to discuss North American Scientific’s fiscal third quarter 2006 financial results will be available over the Internet through the Company’s Web site at www.nasmedical.com in the Investor Center beginning at 1:30 p.m. PDT on September 7, 2006. For the live event, listeners should go to the Web site at least fifteen minutes before the event starts to download and install any necessary audio software. For those who cannot listen to the live webcast, a replay of the call will be available at the same site shortly after the call.

A taped replay of the call will be available beginning approximately one hour after the call’s conclusion and will remain available for seven days. It can be accessed by dialing 800-405-2236 for domestic callers and 303-590-3000 for international callers, using the passcode 11066196#.

About North American Scientific

North American Scientific is a leader in radiation therapy products and services in the fight against cancer. Its innovative products provide physicians with tools for the treatment of various types of cancers. They include radioisotope-based brachytherapy seeds, needles and strands used primarily in the treatment of prostate cancer and marketed under the trade names Prospera®,and SurTRAK™, external beam radiation therapy products for Serial Tomotherapy Intensity Modulated Radiation Therapy (IMRT) and Image-Guided Radiation Therapy (IGRT). Serial tomotherapy IMRT allows an escalated radiation dose to be delivered to a tumor while limiting exposure and damage to nearby healthy tissue. These products are marketed under the trade names nomosSTAT™and CORVUS® (our proprietary treatment planning software). The Company's IGRT products, BAT®, BATCAM™ and nTRAK™, provide fast and accurate targeting and localization of a treatment volume on a daily basis. More than 500 hospitals and research sites worldwide are equipped with the Company's clinically proven serial tomotherapy, inverse treatment planning, image-guidance and ancillary treatment solutions. Please visit www.nasmedical.com for more information.

Statements included in this release that are not historical facts may be considered forward-looking statements that are subject to a variety of risks and uncertainties. There are a number of important factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the Company including, but not limited to, the impact of competitive products and pricing, technological changes, changes in relationships with strategic partners and dependence upon strategic partners for the performance of critical activities under collaborative agreements, the ability of the Company to successfully directly market and sell its products, uncertainties relating to patent protection and regulatory approval, the stable supply of appropriate isotopes, research and development estimates, market opportunities, risks associated with strategic opportunities or acquisitions the Company may pursue and the risk factors included in the Company’s filings with the Securities and Exchange Commission. Any forward-looking statements contained in this news release speak only as of the date of this release, and the Company undertakes no obligation to revise or update any forward-looking statements, whether as a result of new information, future results or otherwise.

(---financial tables follow---)

NORTH AMERICAN SCIENTIFIC, INC.
Consolidated Balance Sheets

	July 31,	October 31,
	2006	2005
	(Unaudited)
Assets

Current assets
Cash and cash equivalents	$4,417,000	$2,630,000
Marketable securities, held to maturity	9,950,000	993,000
Accounts receivable, net of reserves	5,370,000	5,521,000
Inventories, net of reserves	3,858,000	3,731,000
Prepaid expenses and other current assets	1,066,000	794,000

Total current assets	24,661,000	13,669,000
Equipment and leasehold improvements, net of $6,211,000 and $5,522,000	2,454,000	2,836,000
accumulated depreciation at July 31, 2006 and October 31, 2005, respectively
Goodwill	2,564,000	2,564,000
Intangible assets, net of $3,975,000 and $3,505,000 accumulated amortization at	2,688,000	3,158,000
July 31, 2006 and October 31, 2005, respectively
Other assets	491,000	106,000

Total assets	$32,858,000	$22,333,000

Liabilities and Stockholders’ Equity

Current liabilities
Accounts payable	$1,695,000	$2,164,000
Accrued expenses	4,037,000	4,706,000
Deferred revenue	3,947,000	4,662,000

Total current liabilities	9,679,000	11,532,000

Total liabilities	9,679,000	11,532,000

Commitments and contingencies

Stockholders’ Equity
Preferred stock, $0.01 par value, 2,000,000 shares authorized; no shares
issued	—	—
Common stock, $0.01 par value, 40,000,000 shares authorized, 29,445,475
and 17,056,669 shares issued; 29,337,449 and 16,948,643 shares outstanding as of July 31, 2006 and October 31, 2005, respectively	298,000	173,000
Additional paid-in capital	144,403,000	121,147,000
Treasury stock, at cost - 108,026 common shares	(129,000)	(129,000)
Accumulated deficit	(121,393,000)	(110,390,000)

Total stockholders’ equity	23,179,000	10,801,000

Total liabilities and stockholders’ equity	$32,858,000	$22,333,000

NORTH AMERICAN SCIENTIFIC, INC.
Consolidated Statements of Operations
(Unaudited)

	Three months ended July 31,		Nine months ended July 31,

	2006	2005	2006	2005

Revenue
Product	$4,567,000	$5,090,000	$15,571,000	$16,306,000
Service	2,530,000	2,970,000	7,110,000	9,060,000

Total revenue	7,097,000	8,060,000	22,681,000	25,366,000

Cost of revenue
Product	3,565,000	3,056,000	11,610,000	11,886,000
Service	1,048,000	1,621,000	2,810,000	3,511,000

Total cost of revenue	4,613,000	4,677,000	14,420,000	15,397,000

Gross profit	2,484,000	3,383,000	8,261,000	9,969,000

Operating expenses
Selling expenses	2,039,000	2,145,000	6,224,000	6,453,000
General and administrative expenses	3,526,000	2,445,000	8,337,000	8,018,000
Research and development	1,311,000	1,543,000	4,051,000	4,799,000
Amortization of intangible assets	157,000	575,000	471,000	1,725,000

Total operating expenses	7,033,000	6,708,000	19,083,000	20,995,000

Loss from operations	(4,549,000)	(3,325,000)	(10,822,000)	(11,026,000)
Interest and other income (expense)	(84,000)	23,000	(181,000)	146,000

Loss before provision for income taxes	(4,633,000)	(3,302,000)	(11,003,000)	(10,880,000)
Provision for income taxes	—	—	—	—

Net loss	$(4,633,000)	$(3,302,000)	$(11,003,000)	$(10,880,000)

Basic and diluted loss per share	(0.19)	(0.20)	(0.57)	( 0.66 z )

Weighted average number of shares outstanding	23,954,948	16,504,206	19,327,230	16,396,029

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